Exhibit (a)(1)(ix)

[Form of Email Reminder Notice of Expiration of Offer to Exchange]

E-mail address:

Subject: Offer to Exchange Eligible Options Deadline is Approaching

We wanted to remind you that our offer to exchange eligible options will expire at 8:00 p.m., Boston, Massachusetts time, on Wednesday, August 3, 2005.

The offer is described in the offer document dated July 6, 2005 that we sent to you on that date. The offer document is also available on the Stock Information Center page of the PTConnector.

If you wish to participate in the option exchange, your election form must be received by us by 8:00 p.m., Boston, Massachusetts time on August 3, 2005. If you have submitted an election form tendering your options, please ensure that you received confirmation of our receipt.

Your participation in the option exchange is completely voluntary. You are not obligated to participate in the option exchange and, if you do not submit your election form by the deadline and in the manner described in the offer document described above, any eligible options you hold will remain outstanding on their present terms and conditions.

If you have any questions, please email us at stockoptions@ptc.com.